Filed Pursuant to Rule 433

Registration No. 333-146731

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase & Co. or J.P. Morgan Securities Inc. will arrange to send to you the prospectus if you request it by calling toll-free 1-866-430-0686.

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE TO RAISE $5 BILLION IN COMMON EQUITY TO SATISFY

A SUPERVISORY CONDITION FOR TARP REPAYMENT REQUIRING

DEMONSTRATED ACCESS TO EQUITY CAPITAL MARKETS

THE COMPANY EXPECTS TO HAVE TIER ONE CAPITAL OF APPROXIMATELY

$118 BILLION OR 9.3% AND TIER ONE COMMON OF APPROXIMATELY $93 BILLION OR

7.3% AT THE END OF THE SECOND QUARTER

THE COMPANY BELIEVES THAT IT HAS MET ALL CONDITIONS

AND WILL FULLY REDEEM THE $25 BILLION OF TARP PREFERRED CAPITAL

BEFORE THE END OF JUNE

New York, June 1, 2009 — JPMorgan Chase & Co. (NYSE: JPM) announced today that it intends to raise $5 billion in common equity to satisfy a supervisory condition that the largest bank holding companies redeeming TARP (Troubled Asset Relief Program) preferred capital demonstrate access to the equity capital markets. While approval has not been granted, the company believes that upon completion of this capital raise it will have satisfied the criteria for fully redeeming the TARP preferred capital and expects to do so before the end of June.

JPMorgan Chase expects to have Tier One Capital of approximately $118 billion or 9.3% and Tier One Common of approximately $93 billion or 7.3% at the end of the second quarter, after the capital raise and the TARP preferred capital redemption . The company also expects to maintain its extremely strong capital ratios, even in the event of a more highly stressed environment over the next two years.

Media contact:
Joseph Evangelisti	212-270-7438	joseph.evangelisti@jpmchase.com
Investor contact:
Julia Bates	212-270-7325	julia.b.bates@jpmchase.com

JPMorgan Chase believes that redeeming the TARP preferred capital is in the best interests of the country and the company, and that these funds can be used by the Government for other critical purposes. JPMorgan Chase also reaffirms its commitment to continued robust lending to consumers, small businesses, non-profits, municipalities, corporations and others.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands.

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JPMorgan Chase will host a conference call today, June 1, 2009, at 5:15 p.m. (Eastern Time). The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada and (706) 634-7246 for international participants. The live audio webcast, press release and presentation slides will be available at the firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately 8:00 p.m. on Monday, June 1, 2009, through midnight, Monday June 15, 2009, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID 12932780. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations.

No offer to sell or solicitation of an offer to buy such common shares shall be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

JPMorgan Chase has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement and other documents JPMorgan Chase has filed with the SEC for more complete information about JPMorgan Chase and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase & Co. or J.P. Morgan Securities Inc. will arrange to send to you the prospectus if you request it by calling toll-free 1-866-430-0686.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and its Annual Report on Form 10-K for the year ended December 31, 2008, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.